NewsLine

January 31, 2014
TO ALL MEMBERS:

FHLBank of Cincinnati Capital Plan Amended

On January 31, 2014, our regulator, the Federal Housing Finance Agency (FHFA) approved an FHLBank-proposed amendment to our Capital Plan (Plan). This amendment creates a Plan-defined “Protected Excess Stock” balance, which will be computed per member and represents a portion of each member’s Member Excess Stock that will be protected (i.e. excluded) in the event of an FHLBank-initiated repurchase of stock.

The Protected Excess Stock balance is calculated as the greater of 25 percent of a member’s Required Shares or 15,000 shares of Member Excess Stock (as defined in the Plan) with a par value of $1.5 million. The Protected Excess Stock percentage and numerical levels may be set from time to time and will be subject to periodic review and adjustment as determined by the FHLBank’s Board of Directors in their sole discretion within the ranges of 0 percent to 30 percent, or zero to 30,000 shares of Member Excess Stock with a maximum par value of $3.0 million.

This amendment does not impact a member’s ability to submit a Redemption Notice against any portion of its excess stock, and does not impact any stock subject to a Withdrawal Notice.

To briefly review, the current Plan (prior to this amendment) permits the FHLBank to repurchase capital stock from a member that exceeds the amount of stock necessary to support each member’s outstanding Mission Asset Activity (as defined in the Plan) and the stock required for membership (in aggregate referred to as “Required Shares”). This amended Plan merely reduces the available stock for FHLBank-repurchase by the Protected Excess Stock balance per member (as defined above and detailed in Section VI.7.b of the amended Plan).

In accordance with Section VIII.2 of the Plan, the FHLBank is required to provide members with no less than 15 days prior written notice of such an amendment. Accordingly, this amended Plan will become effective on Monday, February 17, 2014. The new Plan has been posted to the Members Only website (view the Plan by clicking here). Once effective, the Plan will be available on our public website, www.fhlbcin.com.

If you have any questions regarding the current or amended Plan, please do not hesitate to contact your Member Services representative at 877-925-3452, or James C. Frondorf, Vice President of Credit Services, at 800-828-4191.

Andrew S. Howell
President and CEO

www.fhlbcin.com